                        UNITED DEVELOPMENT CO., L.P.-97.0
                              FINANCIAL STATEMENTS
                                December 31, 2005
                                      with
                         Report of Independent Auditors

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of
   United Development Co., L.P.-97.0:

We have audited the accompanying balance sheet of United Development Co., L.P.-97.0 at December 31, 2005, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Development Co., L.P.-97.0 at December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Novogradac & Company LLP
----------------------------

Alpharetta, Georgia
February 6, 2006


                                      F-1



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                                  BALANCE SHEET
                               December 31, 2005


ASSETS
   Cash and cash equivalents                                     $       25,804
   Tenant accounts receivable                                            32,259
   Accounts receivable - management company                              85,273
   Prepaid expenses                                                      14,809
   Land                                                                 181,843
   Fixed assets, net of accumulated depreciation                      3,226,955
   Intangible assets, net of accumulated amortization                     9,759
                                                                ----------------
   Total assets                                                  $    3,576,702
                                                                ================

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
   Accrued expenses                                              $      116,784
   Security deposits payable                                             16,610
   Due to related parties                                               146,723
   Mortgage payable                                                   1,253,132
                                                                ----------------
   Total liabilities                                                  1,533,249

Partners' capital                                                     2,043,453
                                                                ----------------

   Total liabilities and partners' capital                       $    3,576,702
                                                                ================



                             See accompanying notes

                                      F-2



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2005


REVENUE
   Rental revenue                                                $     447,786
   Less: revenue reserves                                              (85,330)
                                                                ----------------
       Net tenant revenue                                              362,456

   Other revenue                                                        14,817
                                                                ----------------

   Total revenue                                                       377,273

OPERATING EXPENSES
   General and administrative                                           23,986
   Utilities                                                             2,430
   Tax and insurance                                                    83,332
   Management fee                                                       58,488
   Repairs and maintenance                                              61,635
   Marketing and advertising                                               936
   Salaries                                                              7,285
   Legal and other professional fees                                     9,640
                                                                ----------------

   Total operating expenses                                            247,732
                                                                ----------------

NET OPERATING INCOME                                                   129,541

OTHER INCOME AND (EXPENSES)
   Interest income                                                          86
   Interest expense                                                   (125,969)
   Depreciation and amortization                                      (156,128)
                                                                ----------------

   Net other income and (expenses)                                    (282,011)
                                                                ----------------

NET LOSS                                                         $    (152,470)
                                                                ================


                             See accompanying notes

                                      F-3


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

                                 UNITED DEVELOPMENT CO., L.P.-97.0
                             STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                               For the year ended December 31, 2005


                                                                                     Total
                                             General            Limited            Partners'
                                            Partners            Partners            Capital
                                         ----------------   ----------------   ------------------
BALANCE, JANUARY 1, 2005, AS RESTATED              $ (63)       $ 2,195,986          $ 2,195,923

      Net loss                                       (15)          (152,455)            (152,470)
                                         ----------------   ----------------   ------------------

BALANCE, DECEMBER 31, 2005                         $ (78)       $ 2,043,531          $ 2,043,453
                                         ================   ================   ==================




                                      See accompanying notes

                                                F-4



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                              UNITED DEVELOPMENT CO., L.P.-97.0
                                   STATEMENT OF CASH FLOWS
                             For the year ended December 31, 2005


CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                    $  (152,470)
    Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
        Depreciation and amortization                                               156,128
        (Increase) decrease in tenant accounts receivable                           (15,473)
        (Increase) decrease in accounts receivable - management company             (11,090)
        (Increase) decrease in prepaid expenses                                      12,843
        Increase (decrease) in accounts payable                                         (35)
        Increase (decrease) in accrued expenses                                       1,598
        Increase (decrease) in security deposits payable                             (3,015)
                                                                               -------------
             Net cash provided by (used in) operating activities                    (11,514)

CASH FLOWS FROM FINANCING ACTIVITIES
        Increase (decrease) in due to related parties                                15,726
        Principal payments on mortgage payable                                      (11,472)
                                                                               -------------
             Net cash provided by (used in) financing activities                      4,254
                                                                               -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (7,260)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       33,064
                                                                               -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $    25,804
                                                                               =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for interest                                                   $   125,969
                                                                               =============


                                    See accompanying notes

                                             F-5
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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2005

1.    GENERAL

      United Development Co., L.P.-97.0 (the "Partnership") was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns 60 Homes for Memphis, a 60-home scattered site property (the
      "Property"), developed and operated under the low-income housing tax credit program.

      The Partnership is 99.98% owned by the limited partner, WNC Housing Tax
      Credit Fund VI, Series 6, a California limited partnership, and 0.01% owned by the special limited partner, WNC Housing, L.P., collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the "General Partners," own the remaining 0.01% of the Partnership.

      Profits and losses are generally allocated 0.01% and 99.99% to the General
      Partners and Limited Partners, respectively, pursuant to the Second
      Amended and Restated Agreement of Limited Partnership dated September 22,
      1998 ("Partnership Agreement"). Under the terms of the Partnership
      Agreement, the Limited Partners provided or otherwise received credit for capital contributions totaling $2,812,622. The General Partners provided cumulative capital contributions totaling $100. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2005, the Partners provided no capital contributions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

      BASIS OF ACCOUNTING
      The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

      PRIOR PERIOD ADJUSTMENT
      During 2005, the Partnership determined that its real estate tax expense and accrued real estate taxes were understated in previous years by $115,186, due to incremental assessments by both the City of Memphis and Shelby County. The partners' capital balances as of January 1, 2005 have been restated from amounts previously reported to decrease the opening balances of partners' capital by $115,186.

      CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

      REVENUE RESERVES
      The Partnership writes of receivables to its revenue reserve when tenant accounts receivable are incurred and deemed uncollectible in the same reporting period.

      CONCENTRATION OF CREDIT RISK
      The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

                                      F-6



                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2005

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
      (CONTINUED)

      ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

      FIXED ASSETS
      Fixed assets are recorded at cost. Buildings for residential rental property are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Land improvements are depreciated over 15 years under the 150% declining balance method. Furniture and equipment is depreciated over 5 years under the double-declining balance method. Depreciation expense for the year ended December 31, 2005 was $155,720.

      Fixed assets consist of:

                  Buildings                               $    4,118,700
                  Land improvements                              100,741
                  Furniture and equipment                         46,715
                  Less: accumulated depreciation              (1,039,201)
                                                         ----------------
                       Net fixed assets                   $    3,226,955
                                                         ================

      INTANGIBLE ASSETS
      Intangible assets include permanent loan fees of $12,241 which are amortized over 30 years, and tax credit monitoring fees of $12,000 which are amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2005 was $408. Accumulated amortization as of December 31, 2005 was $14,482.

      IMPAIRMENT OF LONG-LIVED ASSETS
      The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2005.

      INCOME TAXES
      Income or loss of the Partnership is allocated 0.01% to the General Partners and 99.99% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

                                      F-7


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2005

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
      (CONTINUED)

      RENTAL REVENUE
      Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

      ECONOMIC CONCENTRATIONS
      The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

3.    RELATED PARTY TRANSACTIONS

      ACCOUNTS RECEIVABLE - MANAGEMENT COMPANY
      The management company, an affiliate of the General Partners, receives rental assistance subsidies from the Memphis Housing Authority and Tennessee Housing Development Agency. The proceeds are paid directly to the Partnership by the management company and included as rental revenue. As of December 31, 2005, the management company receivable was $85,273 for 2005 rental assistance subsidies received.

      DUE TO RELATED PARTIES
      Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partners, earned a developer fee of $203,594 related to the development of the Property. The entire developer fee has been capitalized into the buildings. A developer fee of $11,444 was outstanding at December 31, 2005 and is included in the accompanying balance sheet. The developer fee is payable out of available cash flow.

      Buehler Enterprises, Inc., an affiliate of the General Partners, manages the Property pursuant to a management agreement dated November 25, 1997. The management agreement provides for a management fee of 8% of monthly rental collections and an annual fee of $25,000. A management fee of $58,488 was expensed for the year ended December 31, 2005 and recorded in the accompanying statement of operations. As of December 31, 2005, a management fee of $25,256 was payable and is included in due to related parties on the accompanying balance sheet.

      The General Partners have advanced funds on behalf of the Partnership to pay costs related to the construction of the Property. As of December 31, 2005, the amount due to the General Partner was $110,023 and is payble from available cash flow.

      REPORTING FEE
      Pursuant to the Partnership Agreement, the Partnership shall pay to the Investment Limited Partner, a fee equal to 15% of the Net Operating Income but not less than $5,000 each year for its services in connection with the Partnership's accounting matters. During 2005, reporting fees of $5,000 were expensed to operations. As of December 31, 2005, no reporting fee was payable.

                                      F-8


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2005

4.   MORTGAGE PAYABLE

      The balance sheet reflects a permanent loan from SouthTrust Bank secured by the Property. The permanent loan has been allocated to each of the 60 homes by SouthTrust Bank and a deed has been executed for each separate building. The terms are set forth below:

               Loan Amount:               $1,311,517 (60 Promissory Notes)
               Maturity Date:             December 31, 2014
               Interest Rate:             9.75%

      As of December 31, 2005, the mortgage payable balance was $1,253,132. Principal and interest payments of $11,027 are due on the first day of each month until December 31, 2014 when all unpaid interest and principal will be due and payable.

      Future minimum principal payment requirements of the mortgage payable over each of the next five years are as follows:

          Year ending December 31,

                    2006                            $     15,685
                    2007                                  17,241
                    2008                                  18,952
                    2009                                  20,833
                    2010                                  22,901
                    Thereafter                         1,157,520
                                                   --------------

                    Total                           $  1,253,132
                                                   ==============

5.    LOW-INCOME HOUSING TAX CREDITS

      The Partnership expects to generate an aggregate of $4,106,840 of federal low-income housing tax credits ("Tax Credits"). Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 1999. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.


                                      F-9


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2005


5.    LOW-INCOME HOUSING TAX CREDITS (CONTINUED)

      As of December 31, 2005, the Partnership has generated $2,623,970 of Tax Credits.

      The Partnership anticipates generating Tax Credits as follows:

          Year ending December 31,

                    2006                            $     410,805
                    2007                                  410,805
                    2008                                  410,805
                    2009                                  250,455
                                                   ---------------

                    Total                           $   1,482,870
                                                   ===============





                                      F-10